Exhibit 5.1

Fraser and Company
Barristers & Solicitors
999 West Hastings Street, Suite 1200
Vancouver, British Columbia
Canada V6C 2W2
Tel: (604) 669-5244 Fax: (604) 669-5791

November 22, 2004

Most Home Corp.
11491 Kingston Street, Suite 100
Maple Ridge, BC V2X 0Y6

Dear Madam/Sir:

We have acted as counsel to Most Home Corp. ("Most Home") in connection with the registration with the Securities and Exchange Commission on Form S-8 (the "Registration Statement") of 3,000,000 shares of Most Home's common stock, par value $0.001 per share (the "Shares"), all as referred to in the Registration Statement. In connection with that registration, we have reviewed the proceedings of the Board of Directors of Most Home relating to the registration and proposed issuance of the common stock, the Articles of Incorporation of Most Home and all amendments thereto, the Bylaws of Most Home, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based upon that review, it is our opinion that when (i) the Registration Statement becomes effective, (ii) the Shares are issued in conformance with the terms and conditions of the Plan and the prospectus forming a part of the Registration Statement, and (iii) certificates representing the Shares are duly executed, countersigned, registered and delivered, then the Shares issued by Most Home and sold pursuant to the Registration Statement will be legally issued, fully paid, and nonassessable under Nevada law. This opinion is limited to the due issuance of the Shares for services deemed to be permissible pursuant to SEC Release No. 33-7647 (February 25, 1999).

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the Registration Statement filed with the Securities and Exchange Commission in connection with the registration of the Shares.

Yours truly,
FRASER and COMPANY

/s/ Fraser and Company